Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement Nos. 333-174744, 333-111364, 333-71384, 333-63442, 333-81063, 33-45482, and 33-37567 on Form S-8 of our reports dated September 27, 2011 relating to the consolidated financial statements of Cracker Barrel Old Country Store, Inc., and the effectiveness of Cracker Barrel Old Country Store, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cracker Barrel Old Country Store, Inc. for the year ended July 29, 2011.

/s/ Deloitte & Touche LLP

Nashville, Tennessee

January 17, 2012